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Exhibit (a)(1)(A)(i)

Offer to Purchase for Cash
Up to $15,000,000 in Value of Shares of its Common Stock
at a Purchase Price Not Greater Than $7.75 Nor Less Than $7.25 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 17, 2010, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE").

         Tree.com, Inc. ("Tree," "we" or "us") hereby offers to purchase for cash up to $15,000,000 in value of shares of our common stock, par value $.01 per share (the "Shares"), at a price per Share not greater than $7.75 nor less than $7.25, net to the seller in cash, without interest and subject to applicable withholding taxes, for Shares properly tendered in the Offer and not properly withdrawn, upon the terms and subject to the conditions set forth in this offer to purchase ("Offer to Purchase") and the related letter of transmittal ("Letter of Transmittal," which, together with the Offer to Purchase, as they may be amended and supplemented from time to time, constitute the "Offer").

         Promptly after the Expiration Date, and on the terms and subject to the conditions of the Offer, we will determine a single price per Share, taking into account the total number of Shares properly tendered and not properly withdrawn and the prices specified by the tendering shareholders, of not greater than $7.75 nor less than $7.25 (such price per Share, the "Purchase Price"), that we will pay for Shares purchased in the Offer. The Purchase Price will be the lowest price within such range (in increments of $.10) that will allow us to purchase $15,000,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. If, based on the Purchase Price we determine, Shares having an aggregate value of less than $15,000,000 are properly tendered, we will buy all the Shares that are properly tendered at or below such Purchase Price and not properly withdrawn. All Shares we purchase in the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. We will purchase only Shares properly tendered at prices at or below the Purchase Price we determine and not properly withdrawn prior to the Expiration Date. However, because of the "odd lot" priority and proration provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Purchase Price if, based on the Purchase Price we determine, more than $15,000,000 in value of Shares are properly tendered and not properly withdrawn. In accordance with the rules of the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we reserve the right to purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares, without amending or extending the Offer. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date. See Sections 1, 3, 4 and 5.

         If $15,000,000 in value of Shares is purchased in the Offer, at the maximum Purchase Price of $7.75 per Share, we would purchase 1,935,484 Shares, which would represent approximately 17.5% of our issued and outstanding Shares as of November 9, 2010. If $15,000,000 in value of Shares is purchased in the Offer, at the minimum Purchase Price of $7.25 per Share, we would purchase 2,068,966 Shares, which would represent approximately 18.7% of our issued and outstanding Shares as of November 9, 2010.

         The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See Section 6.

         The Shares are listed and traded on the NASDAQ Global Market ("NASDAQ") under the symbol "TREE." On November 17, 2010, the last full trading day before the announcement of the Offer, the last reported sale price of our common stock on NASDAQ was $6.86 per Share. Shareholders are urged to obtain current market quotations for the Shares. See Section 7.

         Our Board of Directors has approved our making the Offer. However, none of us, our Board of Directors, the Depositary or the Information Agent makes any recommendation as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you may choose to tender your Shares. In doing so, you should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including the purpose of the Offer. See Section 2.

         Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

         You may direct questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the notice of guaranteed delivery ("Notice of Guaranteed Delivery") to D.F. King & Co., Inc. which is acting as the Information Agent for the Offer, at the telephone numbers and address set forth on the back cover of this Offer to Purchase. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

November 18, 2010

 IMPORTANT

        If you want to tender all or any portion of your Shares, you must do one of the following before the Expiration Date: (1) if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and mail or deliver it, together with any required signature guarantees and any other required documents, including the Share certificates, to BNY Mellon Shareowner Services, the depositary (the "Depositary") for the Offer, at one of the addresses shown on the Letter of Transmittal; (2) if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request the nominee to tender your Shares for you; or (3) tender the Shares according to the procedure for book-entry transfer described in Section 3.

        If you want to tender your Shares but your Share certificates are not immediately available or cannot be delivered to the Depositary by the Expiration Date, you cannot comply with the procedure for book-entry transfer by the Expiration Date or you cannot deliver the other required documents to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

        If you hold vested but unexercised options, you may exercise your vested options in accordance with their terms, and tender any of the Shares issued upon exercise in accordance with the Offer. However, you should exercise your vested options at least four business days prior to the Expiration Date in order to provide you with sufficient time to properly tender the Shares in the Offer. Holders of vested options who exercise and tender the Shares underlying such options will have their Shares purchased on the same basis as other holders of Shares, and will be subject to the same conditions and potential proration. Accordingly, some or all of the Shares issued on exercise, and tendered, may not be purchased. No exercise of vested options may be revoked even if some or all of the Shares that are issued on exercise of the options are not purchased in the Offer. Holders of unvested stock awards or other restricted equity interests may not tender Shares or Shares represented by such interests until they are fully vested.

        If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." If you agree to accept the Purchase Price (as defined in this Offer to Purchase) determined pursuant to the Offer, your Shares will be deemed to be tendered at the minimum price of $7.25 per Share. You should understand that this election may lower the Purchase Price and could result in your Shares being purchased at the minimum price of $7.25 per Share. However, all Shares we purchase pursuant to the Offer will be purchased at the same Purchase Price, even if you have selected a lower price, but we will not purchase any Shares above the Purchase Price we determine.

        None of us, our Board of Directors, the Information Agent or the Depositary has authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer or the price or prices at which you may choose to tender your Shares, and such parties have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal.

        We are not making the Offer to, and we will not accept any tender of Shares from or on behalf of, holders in any jurisdiction in which the making of the Offer or the acceptance of any tender of Shares would not be in compliance with the laws of such jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

ii

iii

 SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the Letter of Transmittal and other related materials because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion of the topics in this summary. Unless otherwise indicated, references to "Shares" are to Shares of our common stock, and not to shares of any other securities.

Who is offering to purchase my Shares?

        Tree.com, Inc.

What is the Company offering to purchase?

        We are offering to purchase up to $15,000,000 in value of Shares, based on the Purchase Price we determine as provided herein. See Section 1.

What will the Purchase Price for the Shares be and what will be the form of payment?

        We are conducting the Offer by means of a modified "Dutch auction." This procedure allows you to select the price or prices (in increments of $.10) within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is $7.25 to $7.75 per Share. The Purchase Price will be the lowest price per Share within such range at which, based on the number of Shares tendered and the prices specified by the tendering shareholders, we can purchase up to $15,000,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. All Shares we purchase in the Offer will be purchased at the same Purchase Price, even if you have selected a lower price, but we will not purchase any Shares above the Purchase Price we determine.

        We will determine the Purchase Price promptly after the Expiration Date. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the "odd lot" priority and proration provisions), we will pay the Purchase Price in cash, without interest and subject to applicable withholding taxes, for all the Shares accepted for payment by us pursuant to the Offer.

How many Shares will we purchase?

        Subject to the terms and conditions of the Offer, we are offering to purchase up to $15,000,000 in value of Shares properly tendered pursuant to the Offer and not properly withdrawn, based on the Purchase Price. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after that time. If $15,000,000 in value of Shares are purchased in the Offer, at the maximum Purchase Price of $7.75 per Share, we would purchase 1,935,484 Shares, which would represent approximately 17.5% of our issued and outstanding Shares as of November 9, 2010 (and approximately 17.0% of issued and outstanding Shares as of such date assuming exercise of all vested but unexercised options). If $15,000,000 in value of Shares are purchased in the Offer, at the minimum Purchase Price of $7.25 per Share, we would purchase 2,068,966 Shares, which would represent approximately 18.7% of our issued and outstanding Shares as of November 9, 2010 (and approximately 18.2% of issued and outstanding Shares as of such date assuming exercise of all vested but unexercised options). See Section 1.

        In accordance with the rules of the SEC, we may purchase an additional amount of Shares not to exceed 2% of our outstanding Shares (approximately 221,619 Shares as of November 9, 2010) without amending or extending the Offer. If we increase the amount of Shares being sought in the Offer by more than 2% of the outstanding Shares, we must amend the Offer and notify you of our plans to purchase the additional Shares and extend the Offer so that at least ten business days remain in the Offer following such notification.

        The Offer is not conditioned on any minimum number of Shares being tendered. See Section 6 for information regarding the conditions of the Offer.

What will happen if the number of Shares tendered in the Offer is more than $15,000,000 in value?

        We are offering to purchase up to $15,000,000 in value of Shares based on the Purchase Price we determine as provided herein. If, based on the Purchase Price we determine, more than $15,000,000 in value of Shares are properly tendered and not properly withdrawn, we will purchase all Shares tendered at or below the Purchase Price on a pro rata basis, except for "odd lots" of less than 100 Shares, which we will purchase on a priority basis (though tenders of less than all of the Shares owned by an "odd lot holder" will not qualify for this priority).

        Because of the "odd lot" priority and proration of the tender provisions described herein, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price if, based on the Purchase Price we determine, more than $15,000,000 in value of shares are properly tendered and not properly withdrawn. See Section 1.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

        If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares at or below the Purchase Price before the Expiration Date and do not properly withdraw these Shares, all of the conditions to the Offer are satisfied or waived and you complete the section entitled "Odd Lots" in the Letter of Transmittal (and, if applicable, in the Notice of Guaranteed Delivery), we will purchase all of your Shares without subjecting them to proration. See Section 1.

How will Tree pay for the Shares?

        We will fund the purchase of Shares properly tendered in the Offer and accepted for purchase and pay related fees and expenses from our available cash on hand. See Section 5 and Section 8.

How long do I have to tender my Shares?

        You may tender your Shares until the Expiration Date. The Offer will expire on December 17, 2010, at 5:00 p.m., New York City time, unless we extend or terminate the Offer. See Section 1. We may choose to extend the Offer for any reason, subject to applicable laws. We cannot assure you that we will extend the Offer or, at this time, indicate the length of any extension that we may provide. See Section 14.

        If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline, for administrative reasons, for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 3.

        If you hold vested but unexercised options and wish to exercise those options in advance of the Offer in accordance with the terms of the options and the Stock Plan (as defined below) and tender the Shares received upon exercise into the Offer, you should exercise your unexercised options at least four business days prior to the Expiration Date in order to have sufficient time for the exercise to settle and for you to tender the Shares received upon exercise in the Offer. See Section 3.

Can the Offer be extended, amended or terminated, and under what circumstances?

        We can extend, amend or terminate the Offer in our sole discretion, subject to applicable laws. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 14.

How will I be notified if Tree extends the Offer or amends the terms of the Offer?

        If the Offer is extended, we will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. We will promptly announce any amendment to the Offer by issuing a press release announcing the amendment. See Section 14.

What is the purpose of the Offer?

        The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales. Furthermore, "odd lot holders" who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased pursuant to the Offer will avoid not only the payment of brokerage commissions but also any applicable "odd lot" discounts that might be payable on sales of their Shares. In addition, shareholders who wish to achieve a greater percentage of equity ownership will be able to do so by not tendering their Shares in the Offer, and if we complete the Offer, will have a greater percentage ownership in us and our future earnings and assets, while also bearing the attendant risks associated with owning Shares. See Section 2 and Section 11.

Are there any conditions to the Offer?

        Yes. Our obligation to accept and pay for your tendered Shares is subject to a number of conditions that must be satisfied or waived by us on or prior to the Expiration Date. The conditions to which the Offer is subject are described in greater detail in Section 6.

Following the Offer, will Tree continue as a public company?

        Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from NASDAQ or to stop being subject to the periodic reporting requirements of the Exchange Act.

How do I tender my Shares?

        If you want to tender all or part of your Shares, you must do one of the following before the Expiration Date, or earlier, as described below as required for option holders, or as your broker, dealer, commercial bank, trust company or other nominee may require:

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal;

  •
  if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you; or

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  tender your Shares according to the procedure for book-entry transfer described in Section 3.

        If you want to tender your Shares, but:

  •
  the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the required time;

  •
  you cannot comply with the procedure for book-entry transfer by the required time; or

  •
  your other required documents cannot be delivered to the Depositary by the required time,

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

        You should contact the Information Agent or your broker or other nominee if you need assistance. The contact information for the Information Agent is on the back cover of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal. See below for details if you hold options to acquire the Shares.

        Please note that we will not purchase your Shares in the Offer unless the Depositary receives the required documents prior to the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that, for administrative reasons, they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

How do holders of currently exercisable stock options or vested stock awards participate in the Offer?

        Options to purchase Shares cannot be tendered in the Offer. If you hold vested but unexercised options to purchase Shares, you may exercise such options in accordance with the terms of such options and the Stock Plan and tender the Shares received upon such exercise in accordance with the Offer. An exercise of an option cannot be revoked for any reason even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer. See Section 3. If you hold Shares received pursuant to stock awards and these Shares have vested, you should follow the instructions applicable to Shares held by a broker, dealer, commercial bank, trust company or other nominee or Shares held in your own name, as applicable to you. Holders of unvested stock awards may not tender Shares represented by such awards unless they are fully vested.

        You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on your option exercise prices, the date of your option grants, the remaining time during which you can exercise your options, the range of tender prices and the provisions for prorated purchases by us described in Section 1. We strongly encourage you to discuss the Offer with your tax advisor, financial advisor and/or broker. See Section 3.

        Please be advised that if you want to exercise your vested options in order to tender Shares in the Offer, it is your responsibility to exercise and secure delivery of the Shares issued pursuant to your vested option in a time period sufficient to allow tender of those Shares prior to the Expiration Date. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such Shares in accordance with the terms of the related option agreement and the Stock Plan at least four business days prior to the Expiration Date. See Section 3.

Once I have tendered Shares in the Offer, can I withdraw my tender?

        Yes. You may withdraw any Shares you have tendered at any time before the Expiration Date. In addition, if not previously returned, you may withdraw any Shares you have tendered to us that are not accepted for purchase after 12:00 midnight, New York City time, on January 18, 2011, the fortieth business day following November 18, 2010, which is the date of commencement of the Offer. See Section 4.

How do I withdraw Shares I previously tendered?

        To properly withdraw tendered Shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase, while you still have the right to withdraw such Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of these Shares. Some additional requirements apply if the Share certificates to be withdrawn have been delivered to the Depositary, if you have tendered Shares at more than one price or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for withdrawal of your Shares. See Section 4.

Has Tree or the Board of Directors adopted a position on the Offer?

        No. Our Board of Directors has approved the Offer. However, none of us, our Board of Directors, the Information Agent or the Depositary has made or is making any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decisions as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you may choose to tender your Shares. In doing so, you should read carefully the information included in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See Section 2 and Section 11. You should consult your own financial, legal, tax and other advisors.

Do the directors or executive officers of the Company intend to tender their Shares in the Offer?

        Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. However, our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. We do not presently know the intentions of any affiliate that is not a director or executive officer. See Section 10 for a more detailed discussion of the interests of insiders in the Offer. The percentage of Shares owned by our executive officers and directors and, if they do not participate in the Offer, any affiliate that is not our director or executive officer will increase after the Offer has been completed. See Section 2 for a more detailed discussion of the effects of the Offer and Section 10 for the current beneficial ownership of our directors and executive officers.

If I decide not to tender, how will the Offer affect my Shares?

        If the Offer is completed, to the extent shareholders choose not to tender their Shares, those shareholders will own a greater percentage interest in our outstanding common stock following the Offer.

When will Tree pay for the Shares I tender?

        If your Shares are purchased in the Offer, we will pay the Purchase Price, net to you in cash, without interest and less any applicable withholding taxes, for the Shares we purchase in the Offer promptly after the acceptance of the Shares for purchase. We will announce the preliminary results of the Offer, including any proration, promptly after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment pursuant to the Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my Shares?

        If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We encourage you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges or other transaction costs will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my Shares?

        Generally, if you are a U.S. Holder (as defined in Section 13 hereof), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Shares you properly tender and we accept for purchase. The receipt of cash for your tendered Shares generally will be treated for U.S. federal income tax purposes either as (1) consideration received in respect of a sale or exchange of the tendered Shares eligible for capital gain or loss treatment or (2) a distribution from us in respect of our stock. You should consult your tax advisor as to the particular consequences to you of participation in the Offer. See Section 13.

Will I have to pay any stock transfer tax if I tender my Shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Shares to the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

What is the recent market price of my Shares?

        On November 17, 2010, the last full trading day before the announcement of the Offer, the last reported sale price of our common stock on NASDAQ was $6.86 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 7.

Does Tree intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

        Rule 13e-4 and Rule 14e-5 of the Exchange Act prohibit us and our affiliates from purchasing any Shares, other than pursuant to the Offer, during the Offer and for the period ending ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Accordingly, any repurchases outside of the Offer may not be consummated until at least ten business days after the Expiration Date. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the Offer.

        In January 2010, our Board of Directors authorized a Share repurchase program, pursuant to which we are authorized to repurchase up to $10,000,000 in outstanding Shares at prevailing market prices or in privately negotiated transactions. We began making repurchases under this program in February 2010. Repurchases have been pursuant to Rule 10b5-1 plans and we have used available cash to finance these repurchases. As of November 4, 2010, we had repurchased Shares under the program for approximately $5.7 million in aggregate consideration. Although the repurchase program remains in place, on November 4, 2010, we suspended repurchases under the program. Depending on the availability of funds for future repurchases, the results and prospects for our business, prevailing economic and market conditions and the market price of the Shares, we may continue repurchases under this repurchase program following the ten business day period after the Expiration Date.

Whom can I contact if I have questions?

        If you have any questions regarding the Offer, please contact the Information Agent, toll-free at (800) 967-4612 or, collect, at (212) 269-5550. Additional contact information for the Information Agent is set forth on the back cover page of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

 FORWARD-LOOKING STATEMENTS

        This Offer to Purchase and the documents incorporated by reference herein contain use of words such as "anticipates," "estimates," "expects," "projects," "intends," "plans" and "believes," which, among others, generally identify forward-looking statements. These forward-looking statements also include statements related to: our anticipated financial performance; our business prospects and strategy; anticipated trends and prospects in the various industries in which our businesses operate; new products, services and related strategies; and other similar matters. These forward-looking statements are based on management's current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: volatility in our stock price and trading volume; our ability to obtain financing on acceptable terms; adverse conditions in the primary and secondary mortgage markets and in the economy; adverse conditions in our industries; adverse conditions in the credit markets and the inability to renew or replace warehouse lines of credit; seasonality in our businesses; potential liabilities to secondary market purchasers; changes in our relationships with network lenders, real estate professionals, credit providers and secondary market purchasers; breaches of our network security or the misappropriation or misuse of personal consumer information; our failure to provide competitive service; our failure to maintain brand recognition; our ability to attract and retain customers in a cost-effective manner; our ability to develop new products and services and enhance existing ones; competition from our network lenders and affiliated real estate professionals; our failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of our network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of our systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect our intellectual property rights or allegations of infringement of intellectual property rights; changes in our management; deficiencies in our disclosure controls and procedures and internal control over financial reporting; and our ability to successfully implement our strategic initiatives in the Real Estate and LendingTree Loans businesses. These and additional factors to be considered are set forth under "Risk Factors" in our Annual Report on Form 10-K/A for the period ended December 31, 2009, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010, and September 30, 2010, and in our other filings with the SEC. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which speak only as of the dates they are made.

 THE OFFER

1.     Number of Shares; Purchase Price; Proration

        General.    Upon the terms and subject to the conditions of the Offer, we will purchase $15,000,000 in value of Shares, based on the Purchase Price we determine as provided herein, or if a lower amount of Shares is properly tendered and not properly withdrawn, all Shares that are properly tendered and not properly withdrawn, at the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after that time. If $15,000,000 in value of Shares are purchased in the Offer at the maximum Purchase Price of $7.75 per Share, we would purchase 1,935,484 Shares, which would represent approximately 17.5% of our issued and outstanding Shares as of November 9, 2010 (and approximately 17.0% of issued and outstanding Shares as of such date assuming exercise of all vested but unexercised options). If $15,000,000 in value of Shares are purchased in the Offer at the minimum Purchase Price of $7.25 per Share, we would purchase 2,068,966 Shares, which would represent approximately 18.7% of our issued and outstanding Shares as of November 9, 2010 (and approximately 18.2% of issued and outstanding Shares as of such date assuming exercise of all vested but unexercised options). The Offer is not conditioned on any minimum number of Shares being tendered. See Section 6 for information about conditions of the Offer. We reserve the right, in our sole discretion, to increase the amount of Shares that we will purchase in the Offer, subject to applicable law. In accordance with the rules of the SEC, we may purchase an additional amount of Shares not to exceed 2% of the outstanding Shares (approximately 221,619 Shares as of November 9, 2010) without amending or extending the Offer.

        Promptly after the Expiration Date, upon the terms and subject to the conditions of this Offer, we will determine the Purchase Price. We will examine the prices chosen by tendering shareholders for all of the Shares properly tendered and not properly withdrawn. We will then select the lowest Purchase Price within the price range specified (in increments of $.10) that will allow us to purchase up to $15,000,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn, which will be the Purchase Price. If, based on the Purchase Price, Shares having an aggregate value of less than $15,000,000 are properly tendered and not properly withdrawn, we will purchase all such Shares that are properly tendered and not properly withdrawn. Once the Purchase Price has been determined, we will promptly disclose such price in a manner reasonably designed to inform shareholders of this information, which will include a press release through a national news service, and shareholders whose Shares are purchased in the Offer will receive the Purchase Price, payable in cash, without interest and subject to applicable withholding taxes.

        All Shares we acquire in the Offer will be acquired at the same Purchase Price regardless of whether any shareholder tendered at a lower price. We will purchase only Shares properly tendered at or below the Purchase Price and not properly withdrawn. However, because of the "odd lot" priority and proration provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered, even if shareholders tendered at or below the Purchase Price, if, based on the Purchase Price, more than $15,000,000 in value of Shares are properly tendered and not properly withdrawn. Shareholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. We will return Shares tendered at prices in excess of the Purchase Price and Shares that we do not purchase because of the "odd lot" priority or proration provisions to the tendering shareholders at our expense promptly after the Expiration Date. See Section 3.

        Shareholders desiring to tender Shares must, in accordance with Instruction 5 of the Letter of Transmittal, specify the price or prices (in increments of $.10) not greater than $7.75 nor less than $7.25 per Share at which they are willing to sell their Shares to us in the Offer. Alternatively, shareholders desiring to tender Shares and seeking to maximize the chance that their Shares will be purchased can choose not to specify a price and, instead, specify that they will sell their Shares at the Purchase Price determined by us pursuant to the Offer. To do so, shareholders should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election is deemed to be a tender of Shares at the minimum price of $7.25 per Share and could result in the tendered Shares being purchased at the minimum price of $7.25 per Share. See Section 3. By following the instructions to the Letter of Transmittal, shareholders can specify one minimum price for a specified portion of their Shares and a different minimum price for other specified Shares, but shareholders must submit a separate Letter of Transmittal for Shares tendered at each price. Shareholders are urged to obtain current market quotations for the Shares before deciding whether, and at what purchase price or purchase prices, to tender their Shares.

        In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price will be subject to proration, except for "odd lots." The proration period and, except as described herein, withdrawal rights, each expire at the Expiration Date.

        If we:

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  increase the maximum price to be paid for Shares above $7.75 per Share, decrease the minimum price to be paid for Shares below $7.25 per Share or otherwise change the price range at which we are offering to purchase Shares in the Offer;

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  increase the aggregate Purchase Price limit and thereby increase the number of Shares that we may purchase pursuant to the Offer and such increase in the number of Shares being sought exceeds 2% of our outstanding Shares; or

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  decrease the aggregate Purchase Price limit and thereby decrease the number of Shares purchasable in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that we first publish, send or give notice, in the manner specified in Section 14, of any such increase or decrease, we will extend the Offer until the expiration of ten business days from the date that we first publish notice of any such increase or decrease. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time on any such day.

        More generally, if we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

        The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See Section 6.

        Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if Shares with an aggregate value of less than $15,000,000 are properly tendered at or below the Purchase Price, we will purchase all Shares that are properly tendered and not properly withdrawn. If the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in our purchase of Shares with an aggregate value of more than $15,000,000, we will, upon the terms and subject to the conditions of the Offer, purchase properly tendered Shares on the basis set forth below:

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  First, we will purchase all Shares tendered by all holders of "odd lots" of less than 100 Shares who:

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  properly tender all Shares owned beneficially or of record at a price at or below the Purchase Price and do not properly withdraw them before the Expiration Date (partial tenders will not qualify for this preference); and

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  complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

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  Second, we will purchase all other Shares tendered at prices at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares, as described below, until we have purchased $15,000,000 in value of Shares at the Purchase Price.

        As a result of the foregoing priorities applicable to the purchase of Shares tendered, we may not purchase all of the Shares that a shareholder tenders in the Offer even if they are tendered at prices at or below the Purchase Price.

        Odd Lots.    For purposes of the Offer, the term "odd lots" means all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person, referred to as an "odd lot holder," who owns beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an "odd lot holder" must tender all Shares owned beneficially or of record by the "odd lot holder" in accordance with the procedures described in Section 3. As set forth above, we will accept "odd lots" for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or Share certificates representing fewer than 100 Shares. By tendering Shares in the Offer, an "odd lot holder" who holds Shares and tenders Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable "odd lot" discounts in a sale of the "odd lot holder's" Shares. Any "odd lot holder" wishing to tender all of their Shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        Proration.    If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares, proration for each shareholder tendering Shares other than "odd lot holders" will be based on the ratio of the total number of Shares properly tendered and not withdrawn by the shareholder to the total number of Shares properly tendered and not withdrawn by all shareholders (other than "odd lot holders") at or below the Purchase Price. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain this information from their brokers or other nominees.

        As described in Section 13, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to that shareholder's decision as to whether or not to tender their Shares.

        This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, that are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Purpose of the Offer; Certain Effects of the Offer.

        As a result of modifications to certain financial covenants in our secured warehouse lines of credit in July 2010, additional cash and cash equivalents of ours become available for use. Our Board of Directors reviewed our expected cash requirements for operations, capital expenditures, commitments and otherwise, as well as our needs for appropriate financial flexibility for general corporate purposes, taking into account a reduction of our available cash as a result of the Offer. Our Board of Directors determined that the Offer is a prudent use of our available cash and presents an appropriate balance between meeting the needs of our business and providing liquidity to our shareholders.

        The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without incurring the usual transaction costs associated with market sales or, we believe, without potential disruption to the Share price. Furthermore, "odd lot holders" who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased pursuant to the Offer will avoid not only the payment of brokerage commissions but also any applicable "odd lot" discounts that might be payable on sales of their Shares on NASDAQ.

        Shareholders who do not tender their Shares pursuant to the Offer and shareholders who otherwise retain an equity interest in us as a result of a partial tender of Shares or proration will continue to be our owners and will realize a proportionate increase in their relative equity interests in us immediately following consummation of the Offer. Shareholders may be able to sell non-tendered Shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a shareholder may be able to sell our Shares in the future. See Section 11 for discussion of additional effects of the Offer.

        Our Board of Directors has approved the Offer. However, none of us, our Board of Directors, the Information Agent or the Depositary has made or is making any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you may choose to tender your Shares. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and the related Letter of Transmittal, including the purposes and effects of the Offer. You should consult your own financial, legal, tax and other advisors.

        The Offer will reduce our "public float" (the number of Shares owned by non-affiliated shareholders and available for trading in the securities markets) and is likely to reduce the number of our shareholders. These reductions may reduce the volume of trading in our Shares and may result in lower stock prices and reduced liquidity in the trading of our Shares following completion of the Offer. We will hold in treasury any Shares that we acquire pursuant to the Offer, and such Shares will be available for us to issue without further shareholder action (except as required by applicable law or the rules of NASDAQ or any other securities exchange on which the Shares may then be listed) for various purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors, as we may duly determine. We have no current plans for the issuance of Shares purchased in the Offer.

        Recently, Steve Ozonian resigned from our Board of Directors, and, as a result of his resignation, we received a notice from NASDAQ indicating that we are not in compliance with NASDAQ's independent director requirements. We have a cure period in order to regain compliance by the earlier of our next annual shareholder's meeting or October 31, 2011. We are currently conducting a search for a qualified candidate to fill the independent director vacancy on our Board of Directors, and we fully expect that we will regain compliance with the NASDAQ independent director requirements within the cure period. Based on the foregoing, the published guidelines of the NASDAQ and the conditions of the Offer, we believe that our purchase of $15,000,000 in value of Shares pursuant to the Offer will not result in delisting of the remaining Shares on NASDAQ.

        The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of $15,000,000 in value of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act.

        The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause the Shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act. See Section 6.

        The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our shareholders' equity in an amount equal to the aggregate purchase price of the Shares we purchase plus associated fees and expenses and a corresponding reduction in total cash. Any reduction in the number of Shares of common stock outstanding will also be included in the computation of earnings per Share and diluted earnings per Share.

        After the completion of the Offer, we expect to have sufficient cash flow and access to funding to meet our cash needs for normal operations, anticipated capital expenditures and acquisition opportunities that may arise. See Section 8.

        Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. However, our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. We do not presently know the intentions of any affiliate that is not our director or executive officer with respect to its participation in the Offer. See Section 10 for a more detailed discussion of the interests of insiders in the transaction. The percentage of Shares owned by the executive officers and directors and, if they do not participate in the Offer, any affiliate that is not a director or executive officer will increase after the Offer has been completed. See Section 10. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their Shares in open market transactions or otherwise, at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders for properly tendered Shares that we accept for payment pursuant to the Offer. See Section 11 for additional information about the effects of the Offer on the market for Shares.

        The repurchase of Shares pursuant to the Offer is in addition to our Share repurchase program authorized by our Board of Directors in January 2010, pursuant to which we are authorized to repurchase up to $10,000,000 of Shares, at prevailing market prices or in privately negotiated transactions. As of November 4, 2010, we had repurchased Shares under the program for approximately $5.7 million in aggregate consideration and had approximately $4.3 million in capacity available for Share repurchases under this stock repurchase authorization. Although the program remains in place, on November 4, 2010, we suspended repurchases under the program. Depending on the availability of funds for future repurchases, the results and prospects for our business, prevailing economic and market conditions and the market price of the Shares, and further subject to applicable law, we may continue repurchase under this program following the ten business day period after the Expiration Date. Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Any future repurchases of Shares under this Share repurchase program or otherwise may be on the same terms or on terms that are more or less favorable to the selling shareholders than the terms of the Offer.

        Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

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  any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

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  any material change in our present dividend rate or policy, or indebtedness or capitalization;

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  any change in the present Board of Directors or management of us, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors or to change any material term of the employment contract of any executive officer (other than as noted below);

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  any other material change in our corporate structure or business;

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  any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NASDAQ (other than as noted below);

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  the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

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  the acquisition by any person of our securities, or the disposition by any person of our securities, other than purchases pursuant to outstanding options to purchase Shares and outstanding restricted stock units granted to certain employees (including directors and officers); or

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  any changes in our amended and restated articles of incorporation or amended and restated bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

        As described above, Steve Ozonian recently resigned from our Board of Directors. We are currently conducting a search for a qualified candidate to fill Mr. Ozonian's position as an independent director on our Board of Directors, and we fully expect that we will fill that vacancy and regain compliance with the NASDAQ independent director requirements within the cure period described above in this Section 2.

        Notwithstanding the foregoing, we may evaluate from time to time the potential acquisition of various assets and other businesses that may complement our current services, enhance our capabilities, improve or sustain our competitive position, or otherwise offer growth opportunities. From time to time, also we may consider the potential disposition of certain of our assets, subsidiaries or lines of businesses.

3.     Procedures for Tendering Shares.

        Proper Tender of Shares.    For shareholders to properly tender Shares pursuant to the Offer:

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  the Depositary must receive, at the Depositary's address set forth on the back cover page of this Offer to Purchase, before the Expiration Date, certificates representing the tendered Shares (or confirmation of receipt of such Shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an "Agent's Message," as defined below, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, or

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  the tendering shareholder must, prior to the Expiration Date, comply with the guaranteed delivery procedure described below.

        If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that, for administrative reasons, they have an earlier deadline than the Expiration Date for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

        The proper tender of Shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

        If tendering shareholders wish to maximize the chance that we will purchase their Shares, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could have the effect of decreasing the price at which we purchase tendered Shares because Shares tendered using this election will be deemed tendered at the minimum price of $7.25 per Share. As a result, this election could increase the chance of us purchasing all tendered Shares at the minimum price of $7.25 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 7.

        Each shareholder desiring to tender Shares pursuant to the Offer must either (1) check one, and only one, of the boxes corresponding to the price at which Shares are being tendered in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined By You," or (2) check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer," in which case you will be deemed to have tendered your Shares at the minimum price of $7.25 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $7.25 PER SHARE). A tender of Shares will be valid only if one, and only one, of these boxes is checked on the Letter of Transmittal. If you check more than one box or if you fail to check any box at all, you will not have validly tendered your Shares.

        If tendering shareholders wish to indicate a specific price at which their Shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined by You." Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if the price selected by the shareholder is higher than the Purchase Price we eventually determine after the Expiration Date.

        A shareholder who desires to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which such shareholder tenders Shares, provided that a shareholder may not tender the same Shares (unless properly withdrawn previously in accordance with Section 4) at more than one price.

        "Odd lot holders" who tender all Shares must complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to "odd lot holders" as set forth in Section 1.

        Shareholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their Shares. We urge shareholders who hold Shares through brokers, banks, dealers, commercial banks, trust companies or other nominees to consult such persons or entities to determine whether transaction costs are applicable if they tender Shares through such persons or entities and not directly to the Depositary.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company ("DTC") after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary's account in accordance with DTC's procedures for transfer. Although participants in DTC may effect delivery of Shares through a book-entry transfer into the Depositary's account at DTC, either:

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  a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below), and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover page of this Offer to Purchase before the Expiration Date; or

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  the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Date.

Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

        Signature Guarantees and Method of Delivery.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

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  the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered therewith and the holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" in the Letter of Transmittal; or

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  Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each such entity, an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

        If a Share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

        We will make payment for Shares properly tendered and accepted for payment pursuant to the Offer only after the Depositary timely receives Share certificates or a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at DTC as described above, a properly completed and duly executed Letter of Transmittal, or an Agent's Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

        The method of delivery of all documents, including Share certificates, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering shareholder. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce the agreement against the participant.

        Guaranteed Delivery.    If a shareholder desires to tender Shares pursuant to the Offer and the shareholder's Share certificates are not immediately available or the shareholder cannot deliver the Share certificates to the Depositary before the Expiration Date, or the shareholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the shareholder may nevertheless tender the Shares, provided that the shareholder satisfies all of the following conditions:

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  the shareholder makes the tender by or through an Eligible Institution;

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  the Depositary receives by mail, overnight courier or facsimile transmission, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase, specifying the price at which the shareholder is tendering Shares, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

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  the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase, the Share certificates, in proper form for transfer, or confirmation of book-entry transfer of the Shares into the Depositary's account at DTC, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an Agent's Message, and any other documents required by the Letter of Transmittal, within three trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

        For these purposes, a "trading day" is any day on which the NASDAQ is open for business.

        Procedures for Holders of Vested Options under the Stock Plan.    Option holders with vested but unexercised options to acquire our Shares under the Stock Plan can participate in the Offer. An option holder may exercise vested but unexercised options in advance of the Offer in accordance with the terms of such options and the Stock Plan and tender the Shares received upon exercise into the Offer. However, an option exercise cannot be revoked even if all or a portion of the Shares received upon the exercise and tendered in the Offer are not purchased by us.

        If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on your option exercise prices, the date of your option grants, the time left to exercise your options, the range of tender prices and the provisions for prorated purchases described in Section 1. We strongly encourage you to discuss the Offer with your tax advisor, broker and/or financial advisor. If you want to exercise your vested options in order to tender Shares in the Offer, it is your responsibility to exercise and secure delivery of the Shares issued pursuant to your vested option in a time period sufficient to allow tender of those Shares prior to the Expiration Date. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such Shares in accordance with the terms of the options and the Stock Plan at least four business days prior to the Expiration Date.

        If you hold Shares received pursuant to stock awards and these Shares have vested, you should follow the instructions applicable to Shares held by a broker or Shares held in your own name, as applicable to you. Holders of unvested stock awards may not tender Shares represented by such awards unless they are fully vested.

        Federal Backup Withholding Tax.    Under the federal income tax backup withholding rules, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the IRS, unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. Therefore, tendering shareholders who are U.S. Holders should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless the shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. If a U.S. Holder does not provide the Depositary with the correct taxpayer identification number, such U.S. Holder may be subject to penalties imposed by the IRS. Certain shareholders (including, among others, all corporations and certain Non-U.S. Holders (as defined below in Section 13)) are not subject to these backup withholding and reporting requirements. In order for a Non-U.S. Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to that individual's exempt status. Tendering shareholders can obtain the applicable forms from the Depositary. See Instruction 10 of the Letter of Transmittal.

        TO PREVENT U.S. FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR SHARES PURCHASED BY US PURSUANT TO THE OFFER, IF YOU DO NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING, YOU MUST PROVIDE THE DEPOSITARY WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

        Federal Income Tax Withholding for Non-U.S. Holders.    Gross proceeds payable pursuant to the Offer to a Non-U.S. Holder or his or her agent will be subject to withholding of federal income tax at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if an income tax treaty applies, the gross proceeds are generally attributable to a United States permanent establishment maintained by such Non-U.S. Holder). In order to claim a reduction of or an exemption from withholding tax, a Non-U.S. Holder must deliver to the Depositary a validly completed and executed IRS Form W-8BEN (with respect to income tax treaty benefits) or W-8ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States) claiming such exemption or reduction before the payment is made. Tendering Non-U.S. Holders can obtain the applicable forms from the Depositary.

        A Non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax if such shareholder meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 13 or if such shareholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. Non-U.S. Holders should consult their own tax advisors regarding the tax consequences to them of participating in the Offer, including the application of federal income tax withholding, their potential eligibility for a withholding tax reduction or exemption and the refund procedure.

        See Section 13 for a discussion of the material United States federal income tax consequences to tendering shareholders.

        Return of Unpurchased Shares.    The Depositary will return certificates for unpurchased Shares promptly after the Expiration Date or the proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at DTC, the Depositary will credit the Shares to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our sole discretion, all questions as to the number of validly tendered Shares that we will accept, the price that we will pay for Shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder either before or after the Expiration Date. No tender of Shares will be deemed to have been properly made until the shareholder cures, or we waive, all defects or irregularities. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification. Any Shares received by the Depositary that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Depositary to the tendering holders promptly following the Expiration Date. Our interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties, subject to the rights of holders to challenge our interpretation in a court of competent jurisdiction.

        Tendering Shareholder's Representations and Warranties; Our Acceptance Constitutes Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" in:

  •
  the Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer; or

  •
  other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") that are equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer.

Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to us that:

  •
  such shareholder has a "net long position" in Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4; and

  •
  such tender of Shares complies with Rule 14e-4.

        A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

        All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected.

        Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the Offer.

        Lost or Destroyed Certificates.    Shareholders whose Share certificates for part or all of their Shares has been lost, stolen, misplaced or destroyed should promptly contact BNY Mellon Shareowner Services, the transfer agent for our Shares, at (877) 296-3711 (toll-free) for instructions as to obtaining a replacement Share certificate and/or an affidavit of loss. That Share certificate or affidavit of loss will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. The shareholder may be required to post a bond to secure against the risk that the original Share certificate may subsequently emerge. We urge shareholders to contact BNY Mellon Shareowner Services immediately in order to permit timely processing of this documentation and determination of whether you will need to post a bond.

4.     Withdrawal Rights.

        For a withdrawal to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at the Depositary's address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the person who tendered the Shares. A shareholder who has tendered Shares at more than one price must complete a separate notice of withdrawal for Shares tendered at each price. If the Share certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the Share certificates, the serial numbers shown on the Share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the Shares have been tendered for the account of an Eligible Institution. If a shareholder has tendered Shares under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC's procedures.

        We will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in our sole discretion, and such determination will be final and binding on all parties, subject to the rights of holders to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

        A shareholder may not rescind a withdrawal, and we will deem any Shares that a shareholder properly withdraws not properly tendered for purposes of the Offer, unless the shareholder properly re-tenders the withdrawn Shares before the Expiration Date by following one of the procedures described in Section 3.

        If we extend the Offer, are delayed in our purchase of Shares, or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights pursuant to the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn, except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

5.     Purchase of Shares and Payment of Purchase Price.

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we:

  •
  will determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn before the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering shareholders; and

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  will accept for payment and pay for, and thereby purchase, $15,000,000 in value of Shares, based on the Purchase Price, properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, subject to the "odd lot" priority and proration provisions of the Offer, or such lesser value of Shares as is properly tendered and not properly withdrawn.

        For purposes of the Offer, we will be deemed to have accepted for payment, and therefore purchased, Shares that are properly tendered at or below the Purchase Price and are not properly withdrawn, subject to the "odd lot" priority and proration provisions of the Offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of:

  •
  certificates for Shares, or a timely book-entry confirmation of the deposit of Shares into the Depositary's account at DTC;

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  a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal) including any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message; and

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  any other required documents.

        We will pay for Shares that we purchase pursuant to the Offer by depositing the aggregate purchase price for these Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

        In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Shares tendered and not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares that we do not accept for purchase due to proration, will be returned to the tendering shareholder, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant therein who so delivered the Shares, at our expense, promptly after the Expiration Date, without expense to the tendering shareholders.

        Under no circumstances will we pay interest on the Purchase Price regardless of any delay in making the payment. If certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however,

  •
  payment of the Purchase Price is to be made to any person other than the registered holder;

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  certificate(s) for Shares not properly tendered or tendered but not purchased are to be returned in the name of and to any person other than the registered holder(s) of such Shares; or

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  tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal;

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted to the Depositary. See Instruction 7 of the Letter of Transmittal.

6.     Conditions of the Offer.

        Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the commencement of the Offer and prior to the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by us to have occurred) and, in our reasonable judgment, such event or events make it inadvisable to proceed with the Offer or with acceptance for payment:

  •
  there shall have been threatened in writing or instituted or there shall be pending any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal or arbitrator or arbitration panel that directly or indirectly:

  •
  challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

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  in our reasonable judgment, could materially and adversely affect the business, financial condition, assets, income, operations or prospects of us or any of our subsidiaries, or otherwise materially impair the contemplated future conduct of the business of us or any of our subsidiaries, taken as a whole, or the value of or trading in the Shares;

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  there shall have been any action taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction (preliminary, permanent or otherwise) proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or body, domestic, foreign or supranational, that, in our reasonable judgment, would or might, directly or indirectly:

  •
  indicate that any approval or other action of any such court, agency, authority or body may be required in connection with the Offer or the purchase of Shares thereunder;

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  make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit completion of the Offer;

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  delay or restrict the ability of us, or render us unable, to accept for payment or pay for some or all of the Shares; or

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  materially impair our ability to consummate the Offer;

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  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

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  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

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  a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

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  the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

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  any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

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  any change in the general political, market, economic, financial or industry conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial condition, assets, liabilities, capitalization, shareholders' equity, results of operations, income, operations or prospects or any of our subsidiaries, on the value of or trading in the Shares, or on our ability to consummate the Offer, or otherwise materially impair the contemplated future conduct of our business or any of our subsidiaries;

  •
  any decline in the market price of the Shares or any of the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index, Standard and Poor's 500 Composite Index by an amount greater than 10% from the close of trading on November 17, 2010;

  •
  a tender or exchange offer for any or all of the Shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries or affiliates, shall have been proposed, announced or made by any person or shall have been publicly disclosed or we shall have entered into a definitive agreement or agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

  •
  any change or combination of changes shall have occurred or been threatened in our business, financial condition, assets, liabilities, capitalization, shareholders' equity, results of operations, income, operations, prospects or stock ownership or any of our subsidiaries, that in our reasonable judgment is or may reasonably be likely to be material and adverse to us or any of our subsidiaries or that otherwise materially impairs the contemplated future conduct of our business or any of our subsidiaries, the value of or trading in the Shares, or our ability to consummate the Offer;

  •
  we shall have learned that any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (i) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before November 17, 2010), (ii) who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 17, 2010 has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares or (iii) shall have filed a Notification and

    Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

  •
  we reasonably determine that the completion of the Offer and the purchase of the Shares is reasonably likely to:

  •
  cause the Shares to be held of record by fewer than 400 persons;

  •
  cause the Shares to cease to be traded on or otherwise to be delisted from NASDAQ; or

  •
  cause the Shares to be eligible for deregistration under the Exchange Act.

        All conditions to the Offer must be satisfied or waived by us on or prior to the Expiration Date. The foregoing conditions are for our sole benefit, and we may assert them with respect to the Offer, regardless of the circumstances that may give rise to them, so long as such conditions are not triggered by our action or inaction. Other than the last condition listed above, we may waive these conditions, in whole or in part, at any time and from time to time prior to the Expiration Date, in our sole discretion, whether or not we waive any other conditions to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances. Security holders may challenge any determination we make concerning the events described in this Section 6 in a court of competent jurisdiction.

        In addition, we expressly reserve the right to amend or terminate the Offer, and to reject any Shares not previously accepted for payment, upon the occurrence of any of the conditions to the Offer specified above. We will promptly give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Depositary, followed by a timely press release. If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by law.

7.     Price Range of Shares; Dividends.

        The Shares are listed on NASDAQ under the symbol "TREE." The following table sets forth the high and low sales prices per Share as reported by NASDAQ for each of the periods presented. Trading in Tree.com common stock began on August 21, 2008 following our spin-off from IAC/InterActiveCorp ("IAC").

Year ended December 31, 2010	High	Low
Fourth Quarter (through November 17, 2010)	$7.75	$6.39
Third Quarter	7.86	6.01
Second Quarter	9.77	6.28
First Quarter	9.50	7.14

Year ended December 31, 2009	High	Low
Fourth Quarter	$9.50	$6.23
Third Quarter	10.88	6.74
Second Quarter	13.07	4.41
First Quarter	5.05	2.62

Year ended December 31, 2008	High	Low
Fourth Quarter	$5.80	$1.42
Third Quarter (from August 21, 2008)	9.03	3.57

        On November 17, 2010, the last full trading day prior to the commencement of the Offer, the reported closing price of the common stock on NASDAQ was $6.86. Shareholders should obtain current market quotations for the Shares before deciding whether, and at what price, to tender Shares pursuant to the Offer.

        We have never declared or paid any cash dividends on the Shares. We do not intend to declare or pay any cash dividends on the Shares in the foreseeable future. The declaration, payment and amount of future cash dividends, if any, will be at the discretion of our Board of Directors.

8.     Source and Amount of Funds.

        Approximately $15,000,000 will be required to purchase Shares in the Offer, assuming the Offer is fully subscribed. We expect to fund the purchase of Shares in the Offer, and related fees and expenses, with available cash on hand.

9.     Certain Information Concerning Tree.

        General.    We are the parent company of LendingTree, LLC and the owner of several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers' lives. Our family of brands includes: LendingTree.com®, GetSmart.com®, RealEstate.com®, DegreeTree.comSM, HealthTree.comSM, LendingTreeAutos.com, DoneRight.com®, and InsuranceTree.comSM. Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals who will compete for their business.

        These businesses and brands are operated under the segments known as LendingTree Loans, the Exchanges and Real Estate. The LendingTree Loans segment originates, processes, approves and funds various residential real estate loans through Home Loan Center, Inc. The Exchanges segment consists of online lead generation networks and call centers (principally LendingTree.com, Tree.com, DegreeTree.com, LendingTreeAutos and GetSmart.com) that connect consumers and service providers principally in the lending, higher education and automobile marketplaces. The Real Estate segment consists of a proprietary full service real estate brokerage (RealEstate.com, REALTORS®) that operates in 20 U.S. markets, as well as an online lead generation network accessed at www.RealEstate.com, that connects consumers with third party real estate brokerages around the country.

        Recent Developments.    On November 15, 2010, our wholly-owned subsidiary, Home Loan Center, Inc. dba LendingTree Loans ("HLC"), entered into an Asset Purchase Agreement (the "Purchase Agreement") with First Residential Mortgage Network, Inc. dba SurePoint Lending ("SurePoint") and the shareholders of SurePoint named in the Purchase Agreement. The Purchase Agreement provides for the purchase by HLC of certain specified assets and liabilities of SurePoint related to its business of originating, refinancing, processing, underwriting, funding and closing residential mortgage loans; providing title and escrow services; and providing other mortgage related services. The acquired assets also include all of the equity interests of Real Estate Title Services, LLC. The aggregate purchase price paid by HLC under the Purchase Agreement, including the initial payment of $6 million and additional earnout amonts, will not exceed $23 million. We expect to use available cash to fund the acquisition.

        During the third quarter of 2010, we made two changes that impacted the reportable segment data of two of our three reportable business segments. These changes impact only our segment results and do not impact our consolidated financial results. Our Quarterly Report on Form 10-Q for the period ended September 30, 2010 restated segment reporting results for the prior periods presented therein to reflect these changes. In addition, set forth on Annex A hereto are summarized segment reporting results under both the old basis and the new basis of segmentation for each of the years ended December 31, 2009, 2008 and 2007.

        Additional Information.    We are subject to the information requirements of the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Offer Statement on Schedule TO which includes additional information with respect to the Offer.

        This material and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549, Washington, D.C. 20549. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access our publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

SEC Filings (File No. 001-34063)	Period or Date Filed
Annual Report on Form 10-K/A	Year ended December 31, 2009 (including certain information specifically incorporated by reference into the Annual Report on Form 10-K/A from our definitive proxy statement filed on March 19, 2010)
Quarterly Reports on Form 10-Q	Quarter ended September 30, 2010
Current Reports on Form 8-K
Filed January 11, 2010, January 15, 2010, February 19, 2010, April 30, 2010, June 30, 2010, July 21, 2010, July 28, 2010, September 1, 2010, October 25, 2010, October 29, 2010, November 1, 2010, November 4, 2010 and November 16, 2010

        You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC's website at the address or website set forth above.

        You may also request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address: Tree.com, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277, Attention: Debra Ashley, (704) 943-8472. Please be sure to include your complete name and address in the request.

10.   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

        Shares Outstanding.    As of November 9, 2010, we had 11,080,929 outstanding Shares, in addition to 625,657 Shares subject to forfeiture under restricted stock awards and 301,178 Shares underlying vested but unexercised options. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after that time. If $15,000,000 in value of Shares is purchased in the Offer, at the maximum Purchase Price of $7.75 per Share, we would purchase 1,935,484 Shares, which would represent approximately 17.5% of our issued and outstanding Shares as of November 9, 2010. If $15,000,000 in value of Shares is purchased in the Offer, at the minimum Purchase Price of $7.25 per Share, we would purchase 2,068,966 Shares, which would represent approximately 18.7% of our issued and outstanding Shares as of November 9, 2010.

        Beneficial Share Ownership of Directors and Executive Officers.    A list of our executive officers and directors as of November 17, 2010 is attached to this Offer as Annex B. As of November 9, 2010, our directors and executive officers as a group (10 individuals) beneficially owned an aggregate of 2,313,327 Shares, representing approximately 20.8% of our outstanding Shares, assuming the exercise of certain of vested options as described in the footnotes to the table below. Our directors and executive officers are entitled to participate in the Offer on the same basis as other shareholders. However, all of our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Offer (including Shares they are deemed to beneficially own). Assuming we purchase $15,000,000 in value of Shares in the Offer and no director or executive officer tenders any Shares in the Offer, our directors and executive officers as a group will own approximately 25.2% (at the maximum Purchase Price of $7.75 per Share) to 25.6% (at the minimum Purchase Price of $7.25 per Share) of our outstanding Shares after the Offer.

        After the Offer, our directors and executive officers may, in compliance with applicable law, sell their Shares in open market transactions or otherwise, at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders in the Offer.

        The following table sets forth, as of November 17, 2010, the aggregate number and percentage of Shares that were beneficially owned by our directors and executive officers, based upon our records and information furnished to us by each director or executive officer. Unless otherwise indicated in the footnotes to the table, each person named has sole voting power and sole investment power with respect to the Shares included in the table. The business address of each of our directors and executive officers is c/o Tree.com, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277.

Name	Number of Shares Beneficially Owned(1)		Percent of Class
Greg Hanson	10,940	(2)	*
Christopher Hayek	2,075	(3)	*
Peter Horan	22,512		*
W. Mac Lackey	23,661		*
Douglas Lebda	2,199,751	(4)	19.8%
Joseph Levin	11,365		*
Patrick McCrory	5,835		*
Lance Melber	11,094		*
David Norris	15,000	(5)	*
Steven Ozonian	11,094		*
All directors and executive officers as a group (10 persons)	2,313,327		20.8%

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC that deem Shares to be beneficially owned by any person who has voting or investment power with respect to such Shares.

  Shares of our common stock subject to options that are currently exercisable or exercisable or restricted stock units that will become vested within 60 days of November 18, 2010 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes 2,000 Shares subject to vested options.

(3)
Includes 2,075 Shares subject to vested options.

(4)
Includes 6,814 Shares subject to vested options. Mr. Lebda and The Douglas R. Lebda Family Trust have shared voting and investment power with respect to 45,374 Shares.

(5)
Includes 15,000 Shares subject to vested options.

        Beneficial Share Ownership of Owners of More than 5% of the Shares.    The following table and the notes thereto set forth information contained in filings made with the SEC with respect to each shareholder (other than Douglas Lebda, as set forth in the table above) known to us to be the beneficial owner of more than 5% of Shares as of November 17, 2010:

Name	Number of Shares Beneficially Owned		Percent of Class
Liberty Media Corporation	2,773,987	(1)	25.0%
Portolan Capital Management, LLC	567,552	(2)	5.1%
Second Curve Capital, LLC	764,158	(3)	6.9%

(1)
Information based on a Schedule 13D filed with the SEC by Liberty Media Corporation ("Liberty Media") on August 29, 2008. The address of Liberty Media is 12300 Liberty Boulevard, Englewood, Colorado 80112. Liberty Media is a publicly held corporation.

(2)
Based on a Schedule 13G filed with the SEC on March 23, 2010. This statement is being filed with respect to the Shares beneficially owned (i) directly by Portolan Capital Management, LLC, an unregistered investment advisor, in its capacity as investment manager for various clients, and (ii) indirectly by George McCabe is the Manager of Portolan Capital Management, LLC. The address of Portolan Capital Management, LLC and George McCabe is 2 International Place, FL 26, Boston, MA 02110.

(3)
Information is as of December 31, 2009, based on a Schedule 13G filed with the SEC by Second Curve Capital, LLC and Thomas K. Brown, the Managing Member of Second Curve Capital, LLC on January 20, 2010. The address of Second Curve Capital, LLC and Thomas K. Brown is 237 Park Avenue, 9th Floor, New York, New York 10017.

        Recent Securities Transactions.    On October 26, 2010, we and Douglas Lebda entered into amendments to his restricted stock award agreements in order to permit Mr. Lebda to vote all restricted Shares awarded pursuant to his 2009 restricted stock award agreements, including those that are unvested. In addition, on October 26, 2010, we entered into an amended and restated employment agreement with Mr. Lebda that provides, among other things, that Mr. Lebda will become fully vested in his 2010 restricted stock award in the event his employment is terminated by us without cause or if he resigns for good reason. On October 31, 2010, Steve Ozonian entered into an employment agreement with us, pursuant to which we granted Mr. Ozonian restricted stock units, as further described below. During the 60 days prior to

November 18, 2010, we purchased an aggregate of 149,525 Shares under our stock repurchase program as set forth in the following table:

Date	Number of Shares Repurchased	Average Price Per Share
9/20/2010	400	$7.00750
9/21/2010	1,303	$7.05400
9/22/2010	2,400	$7.06290
9/23/2010	500	$7.03000
9/27/2010	1,266	$6.75680
9/28/2010	1,159	$6.78830
9/29/2010	1,600	$6.84250
9/30/2010	1,600	$6.46410
10/1/2010	438	$6.53280
10/4/2010	923	$6.68070
10/5/2010	1,465	$6.77680
10/6/2010	1,300	$6.85020
10/7/2010	100	$6.94000
10/8/2010	1,000	$6.93700
10/11/2010	2,100	$7.01090
10/12/2010	2,100	$6.98720
10/13/2010	1,900	$7.02370
10/14/2010	2,100	$7.12310
10/15/2010	2,100	$7.02480
10/18/2010	1,651	$7.12210
10/19/2010	1,500	$7.21000
10/20/2010	1,403	$7.20960
10/22/2010	104,100	$7.25000
10/25/2010	719	$7.26720
10/26/2010	1,400	$6.99050
10/27/2010	1,600	$6.99680
10/28/2010	1,291	$6.90160
10/29/2010	2,200	$7.31320
11/1/2010	3,100	$7.49710
11/2/2010	2,607	$7.48920
11/3/2010	2,200	$7.48370

        Based on our records and on information provided to us by our directors and executive officers and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our Shares during the 60 days prior to November 18, 2010 other than as described above.

        Equity Compensation Plans.    We currently sponsor an equity compensation plan under which we have granted equity awards and issued Shares to officers and other employees, directors and consultants. We also sponsor a deferred compensation plan which permits our non-employee directors to defer director fees and receive Shares upon withdrawing these fees. Both of these plans are described in greater detail below in this Section 10.

  2008 Stock and Annual Incentive Plan

        Our Second Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan (the "Stock Plan") provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and bonus awards to our directors, officers, employees and consultants or the directors, officers, employees and consultants of any of our subsidiaries or affiliates as well as prospective employees and consultants who have agreed to serve us. The Stock Plan is administered by the compensation committee or such other committee of our Board of Directors as it may from time to time designate. Among other things, the compensation committee selects individuals to whom awards may be granted, determines the type of award as well as the number of Shares of common stock to be covered by each award, determines the terms and conditions of any such awards and interprets the terms and provisions of the Stock Plan and any stock award issued under the Stock Plan. The Stock Plan also governs options and restricted stock units that converted from IAC options and IAC restricted stock units in connection with our spin-off. There are currently 1,507,876 Shares subject to equity awards outstanding under the Stock Plan and 629,124 Shares available for future grant.

        We have traditionally granted nonqualified stock options and restricted stock units to our employees who are not executive officers. In 2008, we granted certain of our non-executive employees nonqualified stock options that vest in five equal annual installments beginning on January 31, 2009. In 2009, we granted certain of our non-executive employees restricted stock units, some of which will become fully vested on February 17, 2011 and others of which vest in four equal annual installments beginning February 17, 2010. In 2010 we granted certain of our non-executive employees restricted stock units that will vest in three equal annual installments beginning on February 11, 2011. Restricted stock units, whether granted to executive officers or other persons, are settled in Shares with each unit equal to one Share and are subject to applicable tax withholdings. Except as described below, employees who have received equity awards, whether stock options or restricted stock units, must remain continuously employed with us in order to become vested in their awards.

        Notwithstanding the vesting conditions described above, we have provided letter agreements to each of our non-executive officer employees who have received equity awards that state that all unvested equity awards outstanding at the time of a change in control of Tree, including the stock options and restricted stock units described above, will become fully vested upon such change in control.

        Upon his or her initial election to our Board of Directors, each of our non-employee directors receives a grant of restricted stock units with a dollar value of up to $50,000. The actual value of the initial restricted stock unit award is pro-rated based upon the amount of time from each director's appointment to the date of our next annual shareholders' meeting. Each director also receives a grant of restricted stock units with a dollar value of $50,000 upon his or her re-election to our Board of Directors on the date of our annual shareholders' meeting.

        The terms of the restricted stock units granted to our non-employee directors provide for (1) vesting in two equal annual installments commencing on the first anniversary of the grant date, (2) cancellation and forfeiture of unvested units in their entirety upon termination of service with our Board of Directors, and (3) full acceleration of vesting upon a change in control of Tree.

        As of November 17, 2010, we have granted Messrs. Horan, Levin and Melber 20,843 restricted stock units, Mr. Lackey 33,410 restricted stock units, and Mr. McCrory 17,063 restricted stock units. Prior to his departure from our Board of Directors to become an executive officer of Tree, we granted Mr. Ozonian 20,843 restricted stock units. Each of these restricted stock unit awards were granted pursuant to the Stock Plan.

  Director Deferred Compensation Plan

        Under our Deferred Compensation Plan for Non-Employee Directors, our non-employee directors may defer all or a portion of their fees for serving on our Board of Directors and committees thereof. Eligible directors who defer all or any portion of these fees can elect to have such deferred fees applied to the purchase of Share units, representing the number of Shares that could have been purchased on the relevant date or credited to a cash fund. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to be a member of our Board of Directors, he or she will receive (1) with respect to Share units, such number of Shares as the Share units represent and (2) with respect to the cash fund, a cash payment in an amount equal to deferred amounts plus accrued interest. As of November 17, 2010, no director has participated in this Deferred Compensation Plan.

        Executive Officer Agreements.    We have entered into agreements with our executive officers that may accelerate vesting of equity awards granted to our executive officers. In the paragraphs below, we have summarized the various equity awards previously granted to our executive officers and the material terms of those awards, as set forth in the various equity awards and other agreements between us and our executive officers.

  Douglas R. Lebda Equity Awards and Agreements

        On October 26, 2010, we amended and restated Mr. Lebda's employment agreement, which originally became effective on January 7, 2008. Pursuant to Mr. Lebda's amended and restated employment agreement and his various equity award agreements, he will vest in all equity awards outstanding at the time in the event of his termination without cause, his resignation for good reason or a change in control of Tree. In 2008, we granted Mr. Lebda 589,850 nonqualified stock options pursuant to the Stock Plan at an exercise price of $8.48 per share, all of which will vest upon his continuous employment with us through August 21, 2013.

        In 2009, we granted Mr. Lebda 350,000 Shares of restricted stock pursuant to the Stock Plan that vest in four equal annual installments beginning on February 17, 2010, provided Mr. Lebda remains continuously employed by us through the applicable vesting date. As of November 17, 2010, Mr. Lebda has become vested in 87,500 of these Shares of restricted stock. We granted Mr. Lebda 150,000 Shares of restricted stock pursuant to the Stock Plan in 2010 which vest upon Mr. Lebda's continuous employment with us and the achievement of certain specified performance goals. Mr. Lebda is entitled to voting rights on all Shares of restricted stock, including unvested Shares.

  Steven Ozonian Equity Awards and Employment Agreement

        On October 31, 2010, Mr. Ozonian entered into an employment agreement with us, effective November 1, 2010. Mr. Ozonian was awarded 25,000 restricted stock units pursuant to the Stock Plan that will vest in three equal annual installments beginning on November 1, 2011. Under the terms of Mr. Ozonian's restricted stock unit agreement, upon a change in control of Tree, he will immediately become fully vested in all equity awards granted to him prior to the date of such change in control. Upon vesting, we will issue Mr. Ozonian one Share for each vested restricted stock unit.

        Pursuant to Mr. Ozonian's employment agreement, we will establish a separate equity arrangement that will give Mr. Ozonian a five percent (5%) interest in the increase in the value of our Real Estate division. It is expected that Mr. Ozonian's interest under that arrangement will vest after his completion of five years of employment with us.

        Prior to becoming employed by us as an executive officer, Mr. Ozonian served on our Board of Directors and received certain restricted stock units in recognition of his service, as described above.

  David Norris Equity Awards and Employment Agreement

        We and Mr. Norris are parties to an employment agreement, dated June 30, 2008 and as subsequently amended on December 31, 2009 and May 10, 2010. Mr. Norris's employment agreement, as amended, provides that, upon a change in control of Tree, he will immediately become fully vested in all equity awards granted to him prior to the date of such change in control. In 2008, we awarded Mr. Norris 30,000 nonqualified stock options at an exercise price of $7.46 per share, which vest in four equal annual installments beginning on January 31, 2009, provided Mr. Norris remains continuously employed with us through the applicable vesting date. As of November 17, 2010, Mr. Norris has become vested in 15,000 of these stock options.

        We granted Mr. Norris 25,000 restricted stock units in 2009. Mr. Norris will become vested in 10,000 these restricted stock units on February 17, 2011. Mr. Norris will vest in the remaining 15,000 restricted stock units in four equal annual installments beginning on February 17, 2010, and Mr. Norris has vested in 3,750 of these units as of November 17, 2010. We granted Mr. Norris 25,000 restricted stock units in February 2010 which vest in three equal annual installments beginning on February 11, 2011. In June 2010 and in connection with his promotion, Mr. Norris received an additional 10,000 restricted stock units which will also vest in three equal annual installments beginning on June 28, 2011.

        Under the 2009 and 2010 restricted stock unit award agreements, Mr. Norris must remain continuously employed with us through the applicable vesting date in order vest in the restricted stock units. We granted Mr. Norris the stock options and the restricted stock units described above pursuant to the Stock Plan.

  Greg Hanson Equity Awards and Letter Agreement

        On August 21, 2008, Mr. Hanson was issued 2,681 restricted stock units under the Stock Plan in connection with our spin-off from IAC. These restricted stock units vest in three annual installments beginning on February 16, 2010, and Mr. Hanson has vested in 894 of the restricted stock units as of November 17, 2010.

        Also in 2008, we awarded Mr. Hanson 4,000 nonqualified stock options on at an exercise price of $7.46 per share, which vest in four equal annual installments beginning on January 31, 2009, provided Mr. Hanson remains continuously employed with us through the applicable vesting date. As of November 17, 2010, Mr. Hanson has become vested in 2,000 of these stock options.

        We granted Mr. Hanson 22,500 restricted stock units in 2009. Mr. Hanson will vest in 2,500 of these restricted stock units on February 17, 2011. The remaining 20,000 units vest in four equal annual installments beginning on February 17, 2010, and Mr. Hanson has vested in 5,000 of these units as of November 17, 2010. We granted Mr. Hanson 25,000 restricted stock units in 2010 which vest in three equal annual installments beginning on February 11, 2011. Under the 2009 and 2010 restricted stock unit award agreements, Mr. Hanson must remain continuously employed with us through the applicable vesting date in order to vest in the restricted stock units.

        Notwithstanding the vesting conditions described above, we and Mr. Hanson entered into a letter agreement, dated March 26, 2010 that provides that, upon a change in control of Tree, Mr. Hanson will immediately become fully vested in all equity awards granted to him prior to the date of such change in control. Both the stock options and the restricted stock units were awarded pursuant to the Stock Plan.

  Chris Hayek Equity Awards and Letter Agreement

        On August 21, 2008, Mr. Hayek was issued restricted stock units in two separate awards under the Stock Plan in connection with our spin-off from IAC. 1,194 of those restricted stock units vest in two annual installments beginning on February 6, 2010, and Mr. Hayek has vested in 595 of those restricted stock units as of November 17, 2010. 1,744 of those restricted stock units vest in three equal annual installments beginning on February 16, 2010, and Mr. Hayek has vested in 581 of those restricted stock units as of November 17, 2010.

        Also in 2008, we awarded Mr. Hayek 4,150 nonqualified stock options at an exercise price of $7.46 per share, which vest in four equal annual installments beginning on January 31, 2009, provided Mr. Hayek remains continuously employed with us through the applicable vesting date. As of November 17, 2010, Mr. Hayek has become vested in 2,075 of these stock options.

        We granted Mr. Hayek 4,250 restricted stock units in 2009 which vest in four equal annual installments beginning on February 17, 2010, and Mr. Hayek has vested in 1,062 of these units as of November 17, 2010. In February 2010, we granted Mr. Hayek 5,000 restricted stock units which will vest in three equal annual installments beginning February 11, 2011. In June 2010 and in connection with his promotion, Mr. Hayek received an additional 7,500 restricted stock units which will vest in three equal annual installments beginning on June 28, 2011. Under the 2009 and 2010 restricted stock unit agreements, Mr. Hayek must remain continuously employed with us through the applicable vesting date in order to vest in the restricted stock units.

        Notwithstanding the vesting conditions described above, we and Mr. Hayek entered into a letter agreement, dated June 28, 2010 that provides that, upon a change in control of Tree, Mr. Hayek will immediately become fully vested in all equity awards granted to him prior to the date of such change in control. Both the stock options and restricted stock units described above were awarded pursuant to the Stock Plan.

        Arrangements with Others Concerning the Shares.    We are a party to a registration rights agreement with Liberty Media Corporation and certain of its affiliates pursuant to which these parties have certain rights to require us to register their Shares under the Securities Act of 1933. We are obligated to indemnify each selling security holder against specified liabilities in connection with misstatements or omissions in any registration statement.

        On May 13, 2008, IAC entered into a Spinco Agreement to which Liberty Media Corporation and certain of its affiliates (the "Liberty Parties") that held shares of IAC stock were parties. At the time of the spin-off, we assumed from IAC all of the rights and obligations of IAC under the Spinco Agreement. The Spinco Agreement prohibits transfers by the Liberty Parties of any of our equity securities to any person, except for certain specified transfers. In addition, the Liberty Parties have generally agreed in the Spinco Agreement not to acquire beneficial ownership of any of our equity securities, with specified exceptions.

        Except as described in this Offer to Purchase or any documents incorporated by reference herein, neither we nor any of our directors and executive officers (based on information provided to us by these parties) is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11.   Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

        Our purchase of Shares in the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of our shareholders. As a result, trading of a relatively small volume of the Shares after the Offer may have a greater impact on trading prices than would have been the case prior to the Offer. Shareholders may be able to sell non-tendered Shares in the future on NASDAQ or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

        The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, the Shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board's margin rules and regulations.

        We anticipate there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. See Section 2. Based upon published guidelines of NASDAQ, we do not believe our purchase of Shares pursuant to the Offer will cause the remaining outstanding Shares to be delisted from trading on the NASDAQ. See Section 2.

        The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

        It is our intention and it is a condition of our obligation to the Offer that it is not reasonably determined by us that the completion of the Offer and the purchase of the Shares may cause the Shares to be held of record by fewer than 400 persons, to cease to be traded on or otherwise to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act. See Section 6.

12.   Legal Matters; Regulatory Approvals.

        Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of our Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. However, we are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. Accordingly, there can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation to accept for payment and pay for Shares pursuant to the Offer is subject to conditions. See Section 6.

13.   Material U.S. Federal Income Tax Consequences.

        The following summary describes the material United States federal income tax consequences relevant to the Offer. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

        This discussion addresses only shareholders who hold their Shares as capital assets for United States federal income tax purposes (generally, property held for investment). This discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to shareholders in light of their particular circumstances and does not apply to holders subject to special treatment under the United States federal income tax laws (such as, for example, financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States, U.S. expatriates, Non-U.S. Holders (as defined below), persons who hold Shares as part of a hedge, straddle, constructive sale or conversion transaction, and persons who acquired their Shares through the exercise of employee stock options or otherwise as compensation). This discussion does not address any state, local or non-U.S. tax consequences of participating in the Offer, nor does it address the tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Further, this discussion does not address any United States federal tax considerations other than those pertaining to the United States federal income tax.

        We have not sought, nor do we expect to seek, any ruling from the Internal Revenue Service with respect to the matters discussed below. There can be no assurances that the Internal Revenue Service will not take a different position concerning the tax consequences of the sale of our Shares pursuant to the Offer or that any such position would be sustained.

        As used herein, a "U.S. Holder" means a beneficial owner of Shares that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any State thereof or the District of Columbia, (iii) a trust (a) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions, or (b) that has a valid election in effect to be treated as a U.S. person, or (iv) an estate, the income of which is subject to United States federal income taxation regardless of source. As used herein, a "Non-U.S. Holder" means a beneficial owner of Shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for United States federal income tax purposes.

        The United States federal income tax treatment of a person that is a partner of an entity or arrangement treated as a partnership for United States federal income tax purposes that holds our Shares generally will depend on the status of the partner or member and the activities of the partnership. Partners or members in partnerships holding our Shares should consult their tax advisors.

        Non-U.S. Holders should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the Offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

        All shareholders should consult their tax advisors to determine the particular tax consequences to them of participating in the Offer.

        Non-Participation in the Offer.    Shareholders who do not participate in the Offer (including with respect to Shares that are tendered and properly withdrawn) should not incur any Unites States federal income tax liability as a result of the Offer.

        Participation in the Offer by U.S. Holders.    A sale of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder who participates in the Offer will, depending on such U.S. Holder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us with respect to our stock.

        Sale or Exchange Treatment.    If, as described below, the tender of Shares for cash by a U.S. Holder pursuant to the Offer and our acceptance of those Shares for payment is treated as a sale because a U.S. Holder satisfies one of the Code Section 302 tests, the U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and such U.S. Holder's tax basis in the Shares sold. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the sale. Gain or loss must be determined separately for blocks of Shares acquired at different times or at different prices. Specified limitations apply to the deductibility of capital losses by U.S. Holders.

        Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on the sale of Shares for cash pursuant to the Offer if the sale:

  •
  results in a "complete termination" of such U.S. Holder's equity interest in us;

  •
  results in a "substantially disproportionate" redemption with respect to such U.S. Holder; or

  •
  is "not essentially equivalent to a dividend" with respect to the U.S. Holder.

        A sale of Shares pursuant to the Offer will result in a "complete termination" if either (i) the U.S. Holder owns none of our Shares either actually or constructively after the Shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our Shares immediately after the sale of Shares pursuant to the Offer and, with respect to Shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such Shares. U.S. Holders wishing to satisfy the "complete termination" test through waiver of attribution should consult their tax advisors.

        A sale of Shares pursuant to the Offer will result in a "substantially disproportionate" redemption with respect to a U.S. Holder if the percentage of the then outstanding Shares actually and constructively owned by such U.S. Holder immediately after the sale is less than 80% of the percentage of the Shares actually and constructively owned by such U.S. Holder immediately before the sale. If a sale of Shares pursuant to the Offer fails to satisfy the "substantially disproportionate" test, the U.S. Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test.

        A sale of Shares pursuant to the Offer will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the U.S. Holder's proportionate interest in us. A sale of Shares for cash that results in a relatively minor reduction of the proportionate equity interest of a U.S. Holder whose relative equity interest in us is minimal and who does not exercise any control over or participate in the management of our corporate affairs should constitute a "meaningful reduction."

        In applying each of the Code Section 302 tests described above, a U.S. Holder must take account of Shares that such U.S. Holder constructively owns under attribution rules, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain related individuals and entities, and Shares that the U.S. Holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security. U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 of the Code in their particular circumstances.

        Contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether any of the Code Section 302 tests, described above, are satisfied. U.S. Holders should be aware that proration may affect whether the sale of Shares pursuant to the Offer will meet any of the Code Section 302 tests.

        Distribution Treatment.    If a U.S. Holder does not satisfy any of the Code Section 302 tests described above, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a dividend to the extent of the Holder's allocable portion of our current or accumulated earnings and profits, as determined under United States federal income tax principles. The amount of any distribution in excess of our current and accumulated earnings and profits would be treated as a return of capital to the extent, generally, of the U.S. Holder's basis in the Shares sold pursuant to the Offer, and any remainder will be treated as capital gain. Any such gain will be capital gain and will be long-term capital gain if the holding period of the Shares exceeds one year as of the date of the exchange. Provided certain holding period and other requirements are satisfied, non-corporate U.S. Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as a dividend. Such a dividend will be taxed in its entirety, without reduction for the U.S. Holder's tax basis of the Shares exchanged. To the extent that a purchase of a U.S. Holder's Shares by us in the Offer is treated as the receipt by the U.S. Holder of a dividend, the U.S. Holder's remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the purchased Shares will be added to any Shares retained by the U.S. Holder.

        To the extent that cash received in payment for Shares is treated as a dividend to a corporate U.S. Holder, (i) it may be eligible for a dividends-received deduction and (ii) it may be subject to the "extraordinary dividend" provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code in their particular circumstances.

        See Section 3 with respect to the application of United States federal income tax withholding and back-up withholding tax to payments made pursuant to the Offer.

        The discussion set forth above is for general information only. Shareholders should consult their tax advisors to determine the particular tax consequences to them of the Offer, including application and effect of the alternative minimum tax and the applicability and effect of any state, local and foreign tax laws and the possible effects of any changes in U.S. federal or other applicable tax laws.

14.   Extension of the Offer; Termination; Amendment.

        We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion subject to applicable law, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the Depositary and making a public announcement of termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through BusinessWire or another comparable service.

        If we materially change the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1) we make any change to (a) the price range at which we are offering to purchase Shares in the Offer, (b) decrease the aggregate Purchase Price limit and thereby decrease the number of Shares purchasable in the Offer, or (c) increase the aggregate Purchase Price limit and thereby increase the number of shares purchasable in the Offer by more than 2% of our outstanding Shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 14, the Offer will be extended until the expiration of such ten business day period.

15.   Fees and Expenses.

        We have retained D.F. King & Co., Inc. to act as Information Agent and BNY Mellon Shareowner Services to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

        No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. We urge shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee to consult such entity to determine whether transaction costs are applicable if shareholders tender Shares through such brokers, dealers, commercial banks, trust companies or other nominee and not directly to the Depositary. However, upon request, we will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the Information Agent for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in this Offer to Purchase and the Letter of Transmittal.

16.   Miscellaneous.

        The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, we will not make the Offer to (nor will tenders be accepted from or on behalf of) holders of Shares in that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        The repurchase of Shares pursuant to the Offer is in addition to the Share repurchase program authorized by our Board of Directors in January 2010, pursuant to which we are authorized to repurchase up to $10,000,000 outstanding Shares at prevailing market prices or in privately negotiated transactions. We began making repurchases under this program in February 2010. Repurchases have been pursuant to Rule 10b5-1 plans, and we have used available cash to finance these repurchases. As of November 4, 2010, we had approximately $4.3 million of remaining capacity under the program. Although the program remains in place, on November 4, 2010, we suspended repurchases under the program. Depending on the availability of funds for future repurchases, the results and prospectus for our business, prevailing economic and market conditions and the market price of the Shares, we may continue repurchases under this repurchase program following the ten business day period after the Expiration Date.

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth in Section 9 with respect to information concerning us.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer or as to the price or prices at which you may choose to tender your Shares in the Offer. You should not rely on any information other than information contained in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you as being provided by or on our behalf. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in our affairs or any of our subsidiaries or affiliates since the date hereof. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Tree.com, Inc.

November 18, 2010

 ANNEX A

        During the third quarter of 2010, two changes (the "Segment Changes") impacted the reportable segment data of two of the three reportable business segments of Tree.com, Inc. ("Tree"), LendingTree Loans and the Exchanges. The LendingTree Loans segment originates, processes, approves and funds various residential real estate loans through Home Loan Center, Inc. d/b/a LendingTree Loans. The Exchanges segment consists of online lead generation networks and call centers (principally LendingTree.com, Tree.com, DegreeTree.com, LendingTreeAutos and GetSmart.com) that connect consumers and service providers principally in the lending, higher education and automobile marketplaces.

        There was no impact on the consolidated financial results of Tree in connection with these changes.

        First, Tree changed its accounting policy for inter-segment revenue and inter-segment marketing expense between LendingTree Loans and the Exchanges. Prior to this change, marketing expense for LendingTree Loans was primarily comprised of inter-segment purchases of leads from the Exchanges which resulted in inter-segment revenue for the Exchanges. This marketing expense of LendingTree Loans and the related revenue of the Exchanges would then be eliminated in the consolidation of the total Tree results. Tree now uses a cost sharing approach for this marketing expense, pursuant to which LendingTree Loans and the Exchanges share this expense on a pro rata basis, based on the quantity of leads generated by the Exchanges that are forwarded to LendingTree Loans. As a result, no longer is there inter-segment marketing expense related to these leads or the related inter-segment revenue. Management believes this cost sharing approach is preferable because it more closely aligns the overall goals of Tree with the goals of segment management, and will ultimately drive Tree to better performance.

        Second, certain compensation and other employee-related costs included within cost of revenues were reclassified from Exchanges to LendingTree Loans. These employee-related costs are direct services provided as part of the purchase of a lead. These costs were previously charged to LendingTree Loans via the inter-segment marketing expenses noted above.

        The overall concept that Tree employs in determining its reportable segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the Tree businesses, how the businesses are organized as to segment management, and the focus of the Tree businesses with regards to the types of products or services offered or the target market.

        In Tree's Quarterly Report on Form 10-Q for quarter ended September 30, 2010, segment reporting results for prior periods presented therein were restated to reflect the Segment Changes. In addition, set forth below are summarized segment reporting results as well as reconciliations to EBITDA and Adjusted EBITDA for each of the years ended December 31, 2009, 2008 and 2007 on an "As Previously Reported" basis and on an "As Adjusted" basis (in thousands). The "As Adjusted"

segment reporting results restate the corresponding "As Previously Reported" results to reflect the Segment Changes.

	For the Year Ended December 31, 2009, As Adjusted
	LendingTree Loans	Exchanges	Real Estate	Unallocated- Corporate	Total
Revenue	$117,670	$70,660	$28,445	$—	$216,775
Cost of revenue (exclusive of depreciation shown separately below)	48,998	5,957	18,046	1,759	74,760

Gross margin	68,672	64,703	10,399	(1,759)	142,015
Operating expenses:
Selling and marketing expense	10,227	47,010	4,712	8	61,957
General and administrative expense	20,374	9,041	8,742	26,744	64,901
Product development	518	2,793	1,346	1,305	5,962
Litigation loss contingencies and settlements	419	6	33	12,750	13,208
Restructuring expense	(1,089)	1,660	1,684	435	2,690
Amortization of intangibles	280	922	3,625	20	4,847
Depreciation	2,912	943	1,160	1,651	6,666
Asset impairments	—	519	5,578	—	6,097

Total operating expenses	33,641	62,894	26,880	42,913	166,328

Operating income (loss)	35,031	1,809	(16,481)	(44,672)	(24,313)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	280	922	3,625	20	4,847
Depreciation	2,912	943	1,160	1,651	6,666

EBITDA	38,223	3,674	(11,696)	(43,001)	(12,800)
Restructuring expense	(1,089)	1,660	1,684	435	2,690
Asset impairments	—	519	5,578	—	6,097
Loss on disposal of assets	90	949	16	68	1,123
Non-cash compensation	245	669	281	2,697	3,892
Litigation loss contingencies and settlements	419	6	33	12,750	13,208

Adjusted EBITDA	$37,888	$7,477	$(4,104)	$(27,051)	$14,210

Reconciliation to net loss in total:
Operating loss per above					$(24,313)
Other expense, net					(529)

Loss before income taxes					(24,842)
Income tax benefit					368

Net loss					$(24,474)

	For the Year Ended December 31, 2009, As Previously Reported
	LendingTree Loans	Exchanges	Real Estate	Unallocated- Corporate	Total
Revenue	$117,670	$86,679	$28,445	$(16,019)	$216,775
Cost of revenue (exclusive of depreciation shown separately below)	47,315	7,640	18,046	1,759	74,760

Gross margin	70,355	79,039	10,399	(17,778)	142,015
Operating expenses:
Selling and marketing expense	17,662	55,594	4,712	(16,011)	61,957
General and administrative expense	20,374	9,041	8,742	26,744	64,901
Product development	518	2,793	1,346	1,305	5,962
Litigation loss contingencies and settlements	419	6	33	12,750	13,208
Restructuring expense	(1,089)	1,660	1,684	435	2,690
Amortization of intangibles	280	922	3,625	20	4,847
Depreciation	2,912	943	1,160	1,651	6,666
Asset impairments	—	519	5,578	—	6,097

Total operating expenses	41,076	71,478	26,880	26,894	166,328

Operating income (loss)	29,279	7,561	(16,481)	(44,672)	(24,313)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	280	922	3,625	20	4,847
Depreciation	2,912	943	1,160	1,651	6,666

EBITDA	32,471	9,426	(11,696)	(43,001)	(12,800)
Restructuring expense	(1,089)	1,660	1,684	435	2,690
Asset impairments	—	519	5,578	—	6,097
Loss on disposal of assets	90	949	16	68	1,123
Non-cash compensation	245	669	281	2,697	3,892
Litigation loss contingencies and settlements	419	6	33	12,750	13,208

Adjusted EBITDA	$32,136	$13,229	$(4,104)	$(27,051)	$14,210

Reconciliation to net loss in total:
Operating loss per above					$(24,313)
Other expense, net					(529)

Loss before income taxes					(24,842)
Income tax benefit					368

Net loss					$(24,474)

	For the Year Ended December 31, 2008, As Adjusted
	LendingTree Loans	Exchanges	Real Estate	Unallocated- Corporate	Total
Revenue	$97,929	$95,922	$35,927	$(1,206)	$228,572
Cost of revenue (exclusive of depreciation shown separately below)	44,405	8,970	21,293	2,129	76,797

Gross margin	53,524	86,952	14,634	(3,335)	151,775
Operating expenses:
Selling and marketing expense	19,251	70,469	7,389	—	97,109
General and administrative expense	21,853	8,410	15,308	27,361	72,932
Product development	736	3,331	2,245	393	6,705
Litigation loss contingencies and settlements	3,063	(1,079)	11	—	1,995
Restructuring expense	3,463	173	425	1,643	5,704
Amortization of intangibles	280	6,356	4,347	—	10,983
Depreciation	3,362	775	954	1,951	7,042
Asset impairments	898	102,630	60,807	—	164,335

Total operating expenses	52,906	191,065	91,486	31,348	366,805

Operating income (loss)	618	(104,113)	(76,852)	(34,683)	(215,030)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	280	6,356	4,347	—	10,983
Depreciation	3,362	775	954	1,951	7,042

EBITDA	4,260	(96,982)	(71,551)	(32,732)	(197,005)
Restructuring expense	3,463	173	425	1,643	5,704
Asset impairments	898	102,630	60,807	—	164,335
Loss on disposal of assets	4	—	—	—	4
Non-cash compensation	91	1,632	3,859	5,655	11,237
Litigation loss contingencies and settlements	3,063	(1,079)	11	—	1,995

Adjusted EBITDA	$11,779	$6,374	$(6,449)	$(25,434)	$(13,730)

Reconciliation to net loss in total:
Operating loss per above					$(215,030)
Other expense, net					(520)

Loss before income taxes					(215,550)
Income tax benefit					13,274

Net loss					$(202,276)

	For the Year Ended December 31, 2008, As Previously Reported
	LendingTree Loans	Exchanges	Real Estate	Unallocated- Corporate	Total
Revenue	$97,929	$115,962	$35,927	$(21,246)	$228,572
Cost of revenue (exclusive of depreciation shown separately below)	41,156	12,219	21,293	2,129	76,797

Gross margin	56,773	103,743	14,634	(23,375)	151,775
Operating expenses:
Selling and marketing expense	20,999	88,761	7,389	(20,040)	97,109
General and administrative expense	21,853	8,410	15,308	27,361	72,932
Product development	736	3,331	2,245	393	6,705
Litigation loss contingencies and settlements	3,063	(1,079)	11	—	1,995
Restructuring expense	3,463	173	425	1,643	5,704
Amortization of intangibles	280	6,356	4,347	—	10,983
Depreciation	3,362	775	954	1,951	7,042
Asset impairments	898	102,630	60,807	—	164,335

Total operating expenses	54,654	209,357	91,486	11,308	366,805

Operating income (loss)	2,119	(105,614)	(76,852)	(34,683)	(215,030)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	280	6,356	4,347	—	10,983
Depreciation	3,362	775	954	1,951	7,042

EBITDA	5,761	(98,483)	(71,551)	(32,732)	(197,005)
Restructuring expense	3,463	173	425	1,643	5,704
Asset impairments	898	102,630	60,807	—	164,335
Loss on disposal of assets	4	—	—	—	4
Non-cash compensation	91	1,632	3,859	5,655	11,237
Litigation loss contingencies and settlements	3,063	(1,079)	11	—	1,995

Adjusted EBITDA	$13,280	$4,873	$(6,449)	$(25,434)	$(13,730)

Reconciliation to net loss in total:
Operating loss per above					$(215,030)
Other expense, net					(520)

Loss before income taxes					(215,550)
Income tax benefit					13,274

Net loss					$(202,276)

	For the Year Ended December 31, 2007, As Adjusted
	LendingTree Loans	Exchanges	Real Estate	Unallocated- Corporate	Total
Revenue	$147,048	$149,737	$51,752	$(2,159)	$346,378
Cost of revenue (exclusive of depreciation shown separately below)	38,806	12,786	24,869	2,290	78,751

Gross margin	108,242	139,951	26,883	(4,449)	267,627
Operating expenses:
Selling and marketing expense	50,791	118,283	13,649	(748)	181,975
General and administrative expense	46,207	10,701	14,595	24,101	95,604
Product development	3,425	11,139	427	—	14,991
Litigation loss contingencies and settlements	2,701	767	109	(14,937)	(11,360)
Restructuring expense	19,568	596	1,300	1,403	22,867
Amortization of intangibles	1,382	10,083	6,785	—	18,250
Depreciation	5,811	670	338	3,239	10,058
Asset impairments	45,628	430,054	—	—	475,682

Total operating expenses	175,513	582,293	37,203	13,058	808,067

Operating loss	(67,271)	(445,342)	(10,320)	(17,507)	(540,440)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	1,382	10,083	6,785	—	18,250
Depreciation	5,811	670	338	3,239	10,058

EBITDA	(60,078)	(434,589)	(3,197)	(14,268)	(512,132)
Restructuring expense	19,568	596	1,300	1,403	22,867
Asset impairments	45,628	430,054	—	—	475,682
Loss/(gain) on disposal of assets	(16)	—	—	2	(14)
Non-cash compensation	—	473	1,011	1,441	2,925
Litigation loss contingencies and settlements	2,701	767	109	(14,937)	(11,360)

Adjusted EBITDA	$7,803	$(2,699)	$(777)	$(26,359)	$(22,032)

Reconciliation to net loss in total:
Operating loss per above					$(540,440)
Other expense, net					199

Loss before income taxes					(540,241)
Income tax benefit					(10,161)

Net loss					$(550,402)

	For the Year Ended December 31, 2007, As Previously Reported:
	LendingTree Loans	Exchanges	Real Estate	Unallocated- Corporate	Total
Revenue	$147,048	$170,407	$51,752	$(22,829)	$346,378
Cost of revenue (exclusive of depreciation shown separately below)	34,001	17,591	24,869	2,290	78,751

Gross margin	113,047	152,816	26,883	(25,119)	267,627
Operating expenses:
Selling and marketing expense	32,820	156,924	13,649	(21,418)	181,975
General and administrative expense	46,207	10,701	14,595	24,101	95,604
Product development	3,425	11,139	427	—	14,991
Litigation loss contingencies and settlements	2,701	767	109	(14,937)	(11,360)
Restructuring expense	19,568	596	1,300	1,403	22,867
Amortization of intangibles	1,382	10,083	6,785	—	18,250
Depreciation	5,811	670	338	3,239	10,058
Asset impairments	45,628	430,054	—	—	475,682

Total operating expenses	157,542	620,934	37,203	(7,612)	808,067

Operating loss	(44,495)	(468,118)	(10,320)	(17,507)	(540,440)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	1,382	10,083	6,785	—	18,250
Depreciation	5,811	670	338	3,239	10,058

EBITDA	(37,302)	(457,365)	(3,197)	(14,268)	(512,132)
Restructuring expense	19,568	596	1,300	1,403	22,867
Asset impairments	45,628	430,054	—	—	475,682
Loss/(gain) on disposal of assets	(16)	—	—	2	(14)
Non-cash compensation	—	473	1,011	1,441	2,925
Litigation loss contingencies and settlements	2,701	767	109	(14,937)	(11,360)

Adjusted EBITDA	$30,579	$(25,475)	$(777)	$(26,359)	$(22,032)

Reconciliation to net loss in total:
Operating loss per above					$(540,440)
Other income, net					199

Loss before income taxes					(540,241)
Income tax provision					(10,161)

Net loss					$(550,402)

Use of Non-GAAP Measurements

        The foregoing summarized segment reporting results contain financial measures not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). These non-GAAP financial measures are Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") and EBITDA as adjusted for certain items discussed below ("Adjusted EBITDA"). These measures are two of the primary metrics by which Tree evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Tree believes that investors should have access to the same set of tools that it uses in analyzing its results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure presented above.

        Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) litigation loss contingencies and settlements, (6) pro forma adjustments for significant acquisitions, and (7) one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Tree's statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition related accounting. Tree endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure. Provided above are reconciliations of the non-GAAP measures to the most directly comparable GAAP financial measures.

 ANNEX B

        Below is a list of our directors and executive officers. The address and telephone number of each director and executive officer listed below is: c/o Tree.com, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277, (704) 943-8472.

Name	Title
Greg Hanson	Senior Vice President and General Manager, RealEstate.com and Tree.com
Christopher Hayek	Senior Vice President, Chief Accounting Officer and Treasurer
Peter Horan	Director
W. Mac Lackey	Director
Douglas Lebda	Chairman, Director, Chief Executive Officer and President
Joseph Levin	Director
Patrick McCrory	Director
Lance Melber	Director
David Norris	President of LendingTree Loans
Steve Ozonian	Chief Executive Officer of Real Estate Division

B-1

        The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each of our shareholders or that shareholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of their addresses set forth below. Please contact the Depositary to confirm delivery of Shares.

The Depositary for the Offer is:

BNY Mellon Shareowner Services

By First Class Mail:	By Facsimile Transmission:	By Registered, Certified or Express Mail, by Overnight Courier or by Hand:
BNY Mellon Shareowner Services Attn: Corporate Actions Department P.O. Box 3301 South Hackensack, NJ 07606	For Eligible Institutions Only: (201) 680-4626 Confirm Facsimile Transmission by Telephone Only: (201) 680-4860	BNY Mellon Shareowner Services Attn: Corporate Actions Department 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Questions or requests for assistance and any requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and address set forth below. Shareholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D. F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Banks and Brokers, Call Collect: (212) 269-5550
All Others, Call Toll Free: (800) 967-4612

QuickLinks

  Exhibit (a)(1)(A)(i)
IMPORTANT
SUMMARY TERM SHEET
FORWARD-LOOKING STATEMENTS
THE OFFER
ANNEX A
ANNEX B